Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Lara Mahoney	28601 Clemens Road
	Vice President, Investor Relations and Corporate Communications	Westlake, Ohio 44145 USA
440-204-9985
lara.mahoney@nordson.com

Nordson Corporation Elects Christopher Mapes to its Board of Directors

Westlake, Ohio – January 16, 2024 – Nordson Corporation (NASDAQ-NDSN) announced the election of Christopher L. Mapes, retired president and chief executive officer of Lincoln Electric Holdings, Inc. (NASDAQ: LECO), to its board of directors, effective today. Mr. Mapes has more than 38 years of experience leading diversified global manufacturing companies. Beyond his keen understanding of the manufacturing industry, Mr. Mapes has significant experience in the areas of mergers and acquisitions, global operations, international compliance and developing and implementing strategic operating plans.
“We are pleased to welcome Chris to the Company’s board of directors,” said Michael J. Merriman, chairman of Nordson’s board of directors. “Chris is a talented executive with substantial global experience and a demonstrated track record of growing businesses, organically and through strategic acquisitions. I am confident Chris’ commitment to performance improvement and value creation will prove beneficial to Nordson and its shareholders.”
Mr. Mapes currently serves as executive chairman of the board of Lincoln Electric Holdings, Inc. In addition, he is currently a member of the board of directors of A.O. Smith Corporation (NYSE: AOS), where he serves on the audit committee; and The Timken Company (NYSE: TKR), where he serves on the audit and nominating & corporate governance committees.
“As a leader of global manufacturing companies, I’ve always been impressed with Nordson’s strong financial performance. I’m excited to join the Company during this important chapter of the Ascend strategy, propelled by the implementation of the NBS Next growth framework and pursuit of organic and acquisitive growth. I look forward to partnering with the board of directors

Exhibit 99.1
and executive management team, as we continue to strengthen this great company,” said Mr. Mapes.
Mr. Mapes’ appointment brings the total number of Nordson directors to nine, following the recent departure of director Mary Puma. He will serve on the board’s audit committee immediately upon appointment.
About Christopher Mapes
In 2010, Mr. Mapes joined Lincoln Electric, a Cleveland, Ohio-based global manufacturer of welding and automation solutions, as a member of the board of directors and was named president and CEO in 2012. He served as chairman, president and CEO from 2013 to December 2023.  He currently serves as executive chairman of Lincoln Electric.  Prior to his career at Lincoln Electric, Mr. Mapes was executive vice president of A.O. Smith Corporation and president of its Electrical Products unit, and president of motor sales and marketing at Regal Beloit Corporation. He started his manufacturing career in a salaried development program in the powertrain division for General Motors.
Mr. Mapes holds a Bachelor of Science degree from Ball State University, a Master of Business Administration from Kellogg School of Management, Northwestern University, and a Juris Doctor degree from the University of Toledo.
Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, linkedin/Nordson, or www.facebook.com/nordson.

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